Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement, dated as of the 12th day of December, 2007 (this “Agreement”), between James Dandeneau and PPC Liquidation Corporation (the “Consultant”) and Putnam Plastics Company LLC, a Connecticut limited liability company (the “Company”).

W I T N E S S E T H,

WHEREAS, the Company and the Consultant are parties to an Employment Agreement, dated as of November 9, 2004 (the “Prior Agreement”), which was entered into in connection with the Company’s acquisition of the assets of Putnam Plastics Corporation (“PPC”).

WHEREAS, the Consultant was the President and Chief Executive Officer of PPC prior to the execution and delivery of the Prior Agreement.

WHEREAS, the Consultant’s execution and delivery of the Prior Agreement was a condition precedent to (a) the Company’s willingness to acquire the assets of PPC and (b) the willingness of Memry Corporation, a Delaware corporation and the parent of the Company (the “Parent”), to issue options to the Consultant to acquire shares of its common stock to the Consultant pursuant to the Parent’s Amended and Restated 1997 Long-Term Incentive Plan (the “1997 Plan”).

WHEREAS, the Consultant resigned as the President of the Company, and Company desires to retain the Consultant to provide services, and the Consultant desires to perform such services, pursuant to the terms below.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the parties agree as follows:

1.  Consulting Services.

(a)  The Company hereby engages the Consultant as an independent contractor to render services as requested from time to time by the Company. The services shall consist of technology services and services as a member of the Board of Directors of the Parent (the “Services”).  Subject to the terms of this Agreement, Consultant will render the services set forth in Project Assignment(s) (Exhibit A). The parties understand and agree that the Consultant will have the sole discretion to determine the method and means of performing the Services, and that the Company has no right to, and will not, control or determine the method or means of the performance of the Services. The Consultant shall provide the Services in a timely and professional manner and in compliance with the highest current standards of relevant established industry practice. The Consultant shall comply with all reasonable instructions given to the Consultant by the Company in relation to the Services and shall keep the Company informed of the Consultant’s activities under this Agreement.

2.  Term. The Consulting Period shall commence on the date hereof. The Consulting Period may be terminated by either party for any reason upon prior written notice.

3.  Compensation; Expenses.

(a)  In consideration of the services rendered and to be rendered by the Consultant, the Company shall pay the Consultant $140.00 per hour, payable monthly in arrears. The Consultant acknowledges and agrees that the Services do not include payment for services as a member of the Board of Directors of the Parent. The compensation payable under this Section 3 compensates him only for those services outlined in Exhibit A and any other assignments as may be requested from time to time.

(b)  The Company shall reimburse the Consultant for reasonable pre-approved out-of-pocket expenses incurred by Consultant in the course of performing the Services under this Agreement, subject to the Company’ requirements with respect to reporting and documentation of such expenses.

4.  Nonsolicitation.

(a)  From the date hereof through May 8, 2009 (the “Restriction Period”), the Consultant will not, directly or indirectly, either for himself or for any other person or entity (i) solicit (A) any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or such affiliate during his or her employment with the Company or such affiliate or (B) any former employee of the Company or an affiliate of the Company for a period of one year after such individual terminates his or his employment with the Company or such affiliate, (ii) solicit any customer or client of the Company or any such affiliate (or any prospective customer or client of the Company or such affiliate) as of the date hereof to terminate its relationship with the Company or such affiliate, or do business with any third parties, or (iii) take any action that is reasonably likely to cause injury to the relationships between the Company or any such affiliate or any of their respective employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any such affiliate as such relationship relates to the Company’s or such affiliate’s conduct of its business. In the event of Consultant’s breach of this subsection (b), the Restriction Period shall be extended by the amount of time during which the Consultant is in breach.

(b)  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.  Covenant Not to Disclose Information. The Consultant agrees that during the Consulting Period and thereafter, he will not use or disclose, other than to another employee of the Company qualified by the Company to receive that information in the normal course of business, any confidential information or trade secrets of the Company or any affiliate of the Company which were made known to him by the Company, its officers or employees or affiliates, or learned by him while in the Company’s employ or during the Consulting Period, without the prior written consent of the Company, and that upon termination of the Consulting Period for any reason, he will promptly return to the Company any and all properties, records, figures, calculations, letters, papers, drawings, schematics or copies thereof or other confidential information of the Company and its affiliates of any type or description and he will promptly delete any copies of any such information from his personal computer, BlackBerry or other electronic device. It is understood that the term “trade secrets” as used in this Agreement is deemed to include, without limitation, lists of the Company’s and its affiliates’ respective customers, information relating to their practices, know-how, processes and inventions, and any other information of whatever nature which gives the Company or any affiliate an opportunity to obtain an advantage over its competitors who do not have access to such information. In the event that the Consultant becomes legally compelled to disclose all or any portion of any confidential information or trade secrets of the Company or any affiliate of the Company, the Consultant will provide the Company with prompt notice thereof, so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Consultant will furnish only that portion of the confidential information or trade secret which is legally required and the Consultant will exercise the Consultant’s best efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the confidential information and/or trade secret.

6.  Inventions and Improvements. With respect to any and all inventions (as defined in Section 6(e) below) made or conceived by the Consultant, whether or not during his hours of employment with the Company or during the hours in which he provides the Services, either solely or jointly with others, without additional consideration:

(a)  The Consultant shall promptly inform the Company of any such invention.

(b)  Any such invention, whether patentable or not, shall be the property of the Company, and the Consultant hereby assigns and agrees to assign to the Company all his rights to any such invention, and to any United States and/or foreign letters patent granted upon any such invention or any application therefor.

(c)  The Consultant shall apply, at the Company’s request and expense, for United States and/or foreign letters patent either in the Consultant’s name or otherwise as the Company may desire.

(d)  The Consultant shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, all sketches, drawings, models and figures and other information and shall perform such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

(e)  For purposes of this Section, the term “invention” shall be deemed to mean any discovery, concept or idea (whether patentable or not), including but not limited to processes, methods, formulas, techniques, hardware developments and software developments, as well as improvements thereof or know-how related thereto, (i) concerning any present or prospective activities of the Company and its affiliates and (ii) (A) which the Consultant becomes acquainted with as a result of his employment by the Company or through his provision of the Services, (B) which results from any work he may do for, or at the request of, the Company or any of its affiliates, (C) which relate to the Company’s or any affiliates’ business or actual or demonstrably anticipated research and development, or (D) which are developed in any part by use of the Company’s or any such affiliates’ equipment, supplies, facilities or trade secrets.

(f)  If the Company is unable, after reasonable effort, to secure the signature of the Consultant with respect to any document needed by the Company to enforce its rights under this Section 6, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as each the Company may deem necessary or desirable in order to protect its rights and interests in any invention, under the conditions described in this sentence.

The parties hereto agree that the covenants and agreements contained in this Section 6 are, taken as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

7.  Remedy at Law Inadequate. The Consultant acknowledges that any remedy at law for breach of any of the covenants set forth in Sections 4, 5 and 6 contained in this Agreement would be inadequate and the Company shall be entitled to preliminary and permanent injunctive relief in the event of any such breach, without any requirement to post bond.

8.  Effect of Termination. Upon termination of the Consulting Period for any reason whatsoever, all rights and obligations of the parties under this Agreement shall cease, except that the Consultant shall continue to be bound by the covenants set forth in Sections 4, 5, 6 and 7 hereof, and the Company shall be bound to pay to the Consultant accrued compensation to the date of termination.

9.  Independent Contractor Status. It is the express intention of the parties to this Agreement that the Consultant is an independent contractor, and is classified by the Company as such for all employee benefit purposes, and the parties expressly agree that the Consultant is not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and the Consultant. Both parties understand and agree that the Consultant may, and probably will, perform services for others during the term of this Agreement.

10.  Obligations of the Consultant.

(a)  The Consultant will supply all equipment necessary to perform the Services.

(b)  The Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations with respect to Consultant’s services hereunder, and the Consultant agrees to defend, indemnify and hold Company and its affiliates harmless from any and all claims made by any entity on account of an alleged failure by the Consultant to satisfy any such tax or withholding obligations.

(c)  Since the Consultant is not an employee of Company, the Consultant agrees and understands that the Consultant is not entitled to any of the benefits which Company may make available to its employees, such as group insurance, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, stock options, or retirement benefits. In addition, the Consultant shall be responsible for providing, at his expense and in his name, disability, workers compensation or other insurance as well as any and all licenses and permits usual or necessary for conducting the services described in this Agreement.

(d)  The Consultant will indemnify and hold the Company and its affiliates harmless from, and will defend the Company and its affiliates against, any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of the Consultant, or from the breach of any term or condition of this Agreement attributable to the Consultant or his agents.

11.  Stock Options. The Consultant acknowledges and agrees that the stock options previously granted to him pursuant to the 1997 Plan and the Parent’s 2006 Long-Term Incentive Plan (the “2006 Plan”) shall cease vesting as of the date hereof. As a result, the options previously granted to the Consultant under the 2006 Plan shall be unvested and forfeited as of the date hereof. The vested and outstanding options granted to the Consultant under the 1997 Plan shall remain exercisable for three months following the date he ceased to be an employee and shall terminate upon the earlier of (a) the date of exercise and (b) the close of business on the date that is three months following the date thereof.

12.  Directors’ Fees. The Consultant acknowledges and agrees that, as a result of his prior status as an officer of PPC, he is ineligible to receive any compensation as a non-employee director under the 2006 Plan. In recognition of the responsibilities and activities of the Consultant as a Director of the Company, the Company shall pay the Consultant a retainer of $1,000 per month.

13.  Miscellaneous.

(a)  This Agreement may not be assigned by the Consultant. The Company may assign this Agreement in connection with a Change in Control of the Company.

(b)  In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be, and shall be deemed to be, modified so as to become valid and enforceable, and the remaining provisions of this Agreement shall not be affected.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(d)  No modification of this Agreement shall be effective unless in a writing executed by both parties.

(e)  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior agreements, representations and promises by either party or between the parties. For purposes of clarification, this Agreement does not supercede or replace Section 8(e) of the Asset Purchase Agreement entered into as of November 9, 2004 by and among the Parent, PPC and the Consultant.

(f)  For purposes of this Agreement, “Change in Control of the Company” shall mean: (i) a sale or exchange by the stockholders of more than fifty percent (50%) of the Company’s voting stock (whether in a single or a series of related transactions), (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (whether in a single or a series of related transactions), or (iv) a liquidation or dissolution of the Company, wherein, upon any such event described in clauses (i) through (iv) above , the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred, as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of such event, own the Company or the transferee corporation(s), as the case may be, either directly or through one or more subsidiary corporations.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

Putnam Plastics Company LLC

By:	/s/ Dean Tulumaris
Name: Dean Tulumaris
Title: President and Chief Operating Officer

/s/ James Dandeneau
James Dandeneau

/s/ James Dandeneau
PPC Liquidation Corporation

Exhibit A

Consulting Duties:

1.	Assist on technical issues and projects as required
2.	Assist with customers on the technical and commercial issues
3.	Continue to mentor the PPC staff on technical issues and capabilities
4.	Assist with quotes and proposals as needed
5.	Other duties as assigned and requested.